Key Hospitality Acquisition Corporation

[Date]
David Schwarz

Re:	Employment Agreement

Dear David:

This letter is to confirm our understanding with respect to (i) your future employment by Key Acquisition Corp. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”), (ii) your agreement not to compete with the Company, (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.	Employment.

(a) Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, as President and Chief Operating Officer reporting only to the Board of Directors (the “Board”). You will have the responsibilities, duty and authority commensurate with the position of President and COO. You will also perform such other services of an executive nature for the Company as may be assigned to you from time to time by the Board and agreed to by you. The principal locations at which you will perform such services will be at the Company’s facilities located within Florida.

(b) Devotion to Duties. For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed five percent of the issued and outstanding securities of any class of securities of such publicly held entity, and provided further, that nothing contained in this Agreement will be deemed to prohibit you from (A) serving on a reasonable number of corporate, civic or charitable boards or committees that do not compete with the Company, provided that serving on those boards or committees does not prevent or interfere in any way with your ability to be President and COO of the Company and that you may not serve on any public company boards or committees without prior written consent from the Board, (B) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, and (C) managing personal investments, so long as such activities do not significantly interfere with the performance of you responsibilities as an employee of the Company in accordance with this Agreement.

2.	Term of Employment.

(a) Term; Termination. Subject to the terms hereof, your employment hereunder will commence on [DATE OF CLOSING] [_____________________] (the “Commencement Date”) and will continue until three years from the Commencement Date (the “Initial Term”), provided that on the third anniversary of the Commencement Date, the term of your employment hereunder will be automatically extended for an additional period of one year (the “Subsequent Term”) unless either you or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice was given not less than 60 days prior to the relevant anniversary of the Commencement Date. The Initial Term and the Subsequent Term are referred to herein as the “Term.”

Notwithstanding the foregoing, your employment hereunder will terminate upon the first to occur of the following:

(i) Immediately upon your death;

(ii) By the Company:

(A) By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of 120 business days within any period of 180 consecutive days during the term hereof as determined by a physician selected by you (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern;

(B) By written notice to you effective after the termination of any applicable cure period stated herein commencing on the date of such notice, for Cause (as defined below); or

(C) By written notice to you effective 30 days after the date of such notice and subject to Section 4 hereof, without Cause; or

(iii) By you:

(A) At any time by written notice to the Company effective 30 days after the date of such notice; or

(B) By written notice to the Company for Good Reason (as defined below) effective the date of such notice.

(b) Definition of “Cause”. For purposes of this Agreement, “Cause” means (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your willful disloyalty or deliberate dishonesty, (iii) the commission by you of an act of fraud or embezzlement against the Company, or (iv) a material breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach. Any determination under this Section 2(b) will be made by two thirds of the Board voting on such determination. With respect to any such determination, the Board will act fairly and in utmost good faith and will give you and your counsel an opportunity to appear and be heard at a meeting of the Board and present evidence on your behalf. No act or omission on your part will be considered “willful” unless done, or admitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company.

(c) Definition of “Good Reason”. For purposes of this Agreement, a “Good Reason” means any of the following:

(i) A change in the principal location outside of the State of Florida at which you provide services to the Company, without your prior written consent;

(ii) The assignment to you of duties not commensurate or consistent with your position as President and COO of the Company without your prior written consent or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iii) A reduction in your compensation or other benefits except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company;

(iv) A material breach of this Agreement by the Company that has not been cured within 30 days after written notice thereof by you to the Company;

(v) A Change of Control (as defined in Section 2(d) below) of the Company; or

(vi) Failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

(d) Definition of “Change of Control” For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors such as venture capital investor(s);

(ii) A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv) The liquidation or dissolution of the Company or the Company ceasing to do business.

3.	Compensation.

(a) Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $500,000 (the “Base Salary”). The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if increased, shall not thereafter be decreased for any reason, except for an overall reduction in Company executive salaries due to prevailing economic or industry conditions.

(b) Bonus.

(i) Annual Bonus. You will be entitled to a performance based annual bonus (the “Annual Bonus”) up to 100% of your Base Salary, at the discretion of the Board.

(c) Equity Compensation.

(i) Options. You will be entitled to participate in and may receive additional options under any option plan adopted by the Company. The granting of such options will be at the discretion of the Board.

(d) Vacation. You will be entitled to paid vacation in each calendar year and paid holidays and personal days in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall you be entitled to fewer than four weeks paid vacation per year. Accrued unused vacation may be carried over for one year.

(e) Fringe Benefits. You will be entitled to participate in the same manner as other senior executives of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company.

(f) Automobile; Computer; Mobile Phone. The Company will pay you an automobile allowance for two automobiles in the amount of $1,500 per month per car. One car is to be stored in Clearwater and the other in the Florida Keys. The amount of such allowance will be reviewed and adjusted not less frequently than annually. The Company will also provide you with a mobile telephone and laptop computer at the expense of the Company. The Company will pay for all charges related to use of your mobile telephone, however, you agree to reimburse the Company for all personal use of your mobile phone.

(g) Reimbursement of Expenses. The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(h) Indemnification. The Company will indemnify you to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, you will be covered under any liability insurance policy that protects other officers of the Company.

(i) Working Facilities. During the term of your employment hereunder, the Company shall furnish you with an office, a secretary and such other facilities and services suitable to your position and adequate for the performance of your duties hereunder.

(j) Company Aircraft. During the term of your employment, you may use the Company’s aircraft for business reasons in accordance with the Company’s policies applying to the key executives of the Company. You agree to reimburse the Company for any personal use of the Company’s aircraft.

(k) Location and Relocation. The Company agrees that you, in the ordinary course of performing your duties, will work in the Company’s various offices located throughout the state of Florida; provided, however, that if, at any time during the Term, you and the Company agree that you will perform your duties at a different location causing you to commute more than 60 miles from your then-current residence, the Company will: (a) reimburse you for all costs incurred by you in connection with the relocation of you and your family, but not the purchase price of a new residence, and (b) provide you, at the Company’s cost, temporary accommodations at your new work location that are reasonably acceptable to you, until the earlier of (i) the date on which you are able to occupy permanent housing of your choice within 60 miles of your new work location, and (ii) the date that is twelve (12) months after the first date on which the temporary accommodation is made available to you. Additionally, the Company agrees to provide you with accommodations reasonably acceptable to you in Clearwater when you travel there for business reasons.

4.	Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Death or Disability. If your employment hereunder is terminated as a result of your death or Disability:

(i) The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(ii) The Company will continue to pay you (or your estate) an amount equal to the Base Salary at the rate in effect at the date of such termination in accordance with Section 3(a) of this Agreement for the period commencing on the date of such termination and ending on the earlier of six months from such termination or the date of the end of the then current Term.

(iii) The Company will continue to provide you or your covered beneficiaries with the Fringe Benefits for so long as it is obligated to continue payments equal to the Base Salary pursuant to Section 4(b)(ii) above, subject to applicable law and the terms of the respective policies.

(c) Termination for Cause or in the Absence of a Good Reason. If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason (either pursuant to Section 2(a)(iii)(A) above or by delivery by you of a Non-Renewal Notice), the Company will pay the Accrued Obligations to you promptly following such termination.

(d) Termination Without Cause or for a Good Reason. If your employment hereunder is terminated either by the Company without Cause (either pursuant to Section 2(a)(ii)(c) above or by delivery of a Non-Renewal Notice by the Company) or by you for a Good Reason:

(i) The Company will pay the Accrued Obligations to you promptly following such termination.

(ii) The Company will continue to pay you an amount equal to the Base Salary at the rate in effect at such termination in accordance with Section 3(a) of this Agreement for the period commencing on the date of such termination and ending the later of (A) the date of the end of the then current Term, or (B) 18 months, whichever is greater.

(iii) The Company will continue to provide you with the Fringe Benefits for a period of twelve months, subject to applicable law and the terms of the respective policies.

(iv) The Company will allow you to keep and transfer ownership for you of your laptop computer, cell phone, etc., provided that you will provide the Company with an opportunity to delete any Company information from any such equipment and you will be responsible for all costs in connection with such equipment after the date of termination of your employment.

(e) No Duty to Mitigate. Notwithstanding any other provision of this Agreement, (i) you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to you after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that you may receive from any other source.

5.	Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge that a business will be deemed competitive with the Company if it performs any of the services or manufactures or sells any of the products provided or offered by the Company or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed or sold by the Company during the period while you are employed hereunder.

(iii) You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

(iv) For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment hereunder, or (3) lawfully disclosed to you by a source other than the Company which source has a legal right to disclose such information.

(b) Non-Competition; Non-Solicitation. During the period while you are employed hereunder and for a period of two years following the termination of your employment hereunder for any reason or for no reason you will not, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly competitive with the business of the Company (each, a “Restricted Activity”) in each state that the Company has properties at the time of termination (the “Restricted Territory”), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed four percent of the issued and outstanding securities of any class of securities of such business, and (B) nothing contained herein will prevent you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit); or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services); or

(iii) Either individually or on behalf of or through any third party, solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the service of the Company; provided, however, that the foregoing provisions will not prevent you from hiring any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from or on behalf of you or your representatives.

(c) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 will survive the termination of your employment hereunder for any reason or for no reason for the periods set forth in this Agreement.

6.    Protected Information. You will at all times, both during the period while you are employed hereunder and after the termination of your employment hereunder for a period of four years thereafter, for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. Upon the termination of your employment hereunder for any reason or for no reason, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained).

7.	Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.

(b) Cooperation. At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you. The Company will reimburse you for reasonable expenses incurred by you in connection with the performance of your obligations under this Section 7.

8.     Records. Upon termination of your employment hereunder for any reason or for no reason, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9.     Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company as beneficiary. You will submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

10.   General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Florida, without giving effect to the conflict of law principles thereof.

(h) Jury Waiver. The parties agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or your employment by the Company.

(i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l) Expenses. Should the Company breach this Agreement, in addition to all other remedies available at law or in equity, the Company will pay all of your costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses. The Company will reimburse you for reasonable fees of one counsel retained by you in connection with the negotiation and execution of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(n) Election as Director. For so long as you continue to serve as the Company’s Chairman and CEO, the Company shall cause you to be nominated as a director of the Company at each shareholder meeting at which election of directors is considered and otherwise use its best efforts to cause you to be elected as a director of the Company.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, Key Hospitality Acquisition Corp. By: Name: Title:

Accepted and Approved

_________________________	_______________________
David Schwarz	Date